	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com		Company Contact: Daniel Bernstein President (201) 432-0463

Bel Second Quarter Net Sales Increased 16%
To A New Record; Net Income is $0.74 Per Share

First Half Net Sales Increased 17%

JERSEY CITY, New Jersey, July 27, 2006 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the second quarter of 2006, highlighted by a 16% increase in net sales to a new record.

For the three months ended June 30, 2006, net sales 16% to a record $66,474,000 compared to net sales of $57,545,000 for the second quarter of 2005. Net income was $8,763,000, or $0.74 per diluted share, compared to $6,669,000, or $0.58 per diluted share, for the second quarter of 2005. This year's second quarter results included a pre-tax gain of $5,240,000 on the sale of the Company's shares in Artesyn Technologies, Inc., offset by a $1,000,000 accrual (classified as an SG&A charge for accounting purposes) for performance bonuses awarded by the Board in connection with the Artesyn investment. Second quarter results also included a casualty loss of $133,000 for costs associated with the previously reported fire at Bel's leased manufacturing facility in the Dominican Republic. Production at this facility has returned to its pre-fire pace.
For the six months ended June 30, 2006, net sales increased 17% to a record $121,100,000 from $102,984,000 for the same period last year. Net income was $12,761,000, or $1.08 per diluted share. This compares to net income of $10,982,000, or $0.95 per diluted share, for the first six months of 2005. Results for this year's first half included a pre-tax gain of $5,151,000 on the sale of marketable securities (offset by the above-mentioned $1,000,000 accrual) and a casualty loss of $1,097,000.
"Second quarter sales of circuit protection products were the best in six years. Record results also benefited from strong sales of DC-DC modules, integrated front end modules acquired from APC and strong growth of interconnect devices manufactured by Stewart, a division we acquired from Insilco. Stewart and APC both achieved record sales for the quarter and we are extremely pleased with their progress since their acquisition three years ago," said Daniel Bernstein, president of Bel.
"Our record revenue is especially noteworthy in view of the difficult environment in the global electronic components industry. The volatility of raw materials prices, higher energy and transportation costs and the fire at the Dominican Republic facility affected Bel's second quarter profitability," Bernstein said.
"We plan to continue to grow our business both internally and through appropriate acquisitions," Bernstein added. On July 13, 2006, Bel announced that its 100% subsidiary Bel Ventures Inc. had acquired 4,900,000 shares of stock of Toko, Inc. (TSE: 6801), corresponding to 5.0% of Toko's total outstanding shares. Toko is a manufacturer of voltage regulators, choke coils, inductors, inverters and converters, white LED drivers, LC and other filters interface

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Bel Second Quarter Sales Increased 16% To A New Record
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July 27, 2006

modules and wireless LAN modules. "Bel has presented to Toko's management ways to combine the respective strengths of the two companies, and we are hopeful that we will resume discussions with Toko to determine how best to maximize shareholder value for both companies. We are reviewing our various strategic options before we determine how best to move forward," Bernstein said.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21292696 after 1:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including the statements regarding growth of the Company's business and discussions with Toko, Inc.) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote businesses that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; difficulties inherent in predicting the outcome of negotiations relating to potential business combinations; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(table attached)

BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
($000s omitted, except for per share data)(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Sales	$66,474	$57,545	$121,100	$102,984

Costs and expenses:
Cost of sales	50,262	40,692	90,249	73,381
Selling, general and administrative expenses	10,233	8,619	19,610	15,840
Casualty loss	133	--	1,097	--

	60,628	49,310	110,956	89,221

Income from operations	5,846	8,234	10,144	13,763

Interest expense and other costs	(18)	(140)	(44)	(208)
Gain on sale of marketable securities	5,240	--	5,151	--
Other income	661	408	1,174	633

Earnings before income tax provision	11,729	8,502	16,425	14,188
Income tax provision	2,966	1,833	3,664	3,206

Net earnings	$8,763	$6,669	$12,761	$10,982

Net earnings per common share - basic	$0.74	$0.58	$1.08	$0.96
Net earnings per common share - diluted	$0.74	$0.58	$1.08	$0.95

Weighted average common shares outstanding
Basic	11,796	11,468	11,769	11,420
Diluted	11,845	11,532	11,830	11,520

CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000s omitted)
	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
ASSETS	2006	2005	LIABILITIES & EQUITY	2006	2005
	(Unaudited)			(Unaudited)

Current Assets	$184,798	$165,232	Current liabilities	$45,905	$37,029

Property, plant & equipment, net	42,529	42,379	Long-term liabilities	3,759	3,451

Goodwill, net	24,189	22,428

Intangibles & other assets	11,179	12,017	Stockholders' equity	213,031	201,576

Total Assets	$262,695	$242,056	Total liabilities & equity	$262,695	$242,056